SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No.__)*

                              GEOWORKS CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   373692 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  July 3, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [   ]    Rule 13d-1(b)
         [ X ]    Rule 13d-1(c)
         [   ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 18 Pages
                        Exhibit Index Contained on Page 1

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 2 of 18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management IV, LLC ("ICM4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]
----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       715,590 shares, which shares are directly owned by Integral
                SHARES                                     Capital Partners IV, L.P. ("ICP4").  ICM4 is the general partner
             BENEFICIALLY                                  of ICP4
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           715,590 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              715,590 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.84%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 3 of 18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners NBT, LLC ("Integral NBT")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a)  [ ]        (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,360 shares, which shares are directly owned by Integral Capital
                SHARES                                     Partners IV MS Side Fund, L.P. ("Side Fund"). Integral NBT is the
             BENEFICIALLY                                  general partner of Side Fund
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,360 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                3,360 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.018%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!


-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 4 of  18 Pages
-----------------------------------------------------------                 --------------------------------------------------

----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Management V, LLC ("ICM5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability company)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       361,750 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           361,750 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              361,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.94%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 5 of  18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     ICP Management V, LLC ("ICP Management 5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited liability compoany)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       4,300 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V Side Fund, L.P. ("ICP5 Side Fund").   ICP Management 5
             BENEFICIALLY                                  is the general partner of ICP5 Side Fund.
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           4,300 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                4,300 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.023%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      OO
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 6 of 18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV, L.P. ("ICP4")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       715,590 shares are directly owned by ICP4.  Integral Capital
                SHARES                                     Management IV, LLC is the general partner of ICP4.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           715,590 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              715,590 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             3.84%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page  7 of 18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners IV MS Side Fund, L.P. ("Side Fund")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       3,360 shares are directly owned by Side Fund.  Integral Capital
                SHARES                                     Partners NTB, LLC is the investment general partner of Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           3,360 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                3,360 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.018%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 8 of  18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V, L.P. ("ICP5")

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       361,750 shares, which are directly owned by Integral Capital
                SHARES                                     Partners V, L.P. ("ICP5").  ICM5 is the general partner of ICP5.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           361,750 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                              361,750 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                             1.94%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------------------------------------                 --------------------------------------------------
CUSIP NO. 373692 10 2                                            13D        Page 9 of  18 Pages
-----------------------------------------------------------                 --------------------------------------------------
----------- ------------------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund)

----------- ------------------------------------------------------------------------------------------------------------------
    2       CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                       (a) [ ]         (b) [X]

----------- ------------------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY
----------- ------------------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware (limited partnership)
--------------------------------------- --------- ----------------------------------------------------------------------------
                                           5      SOLE VOTING POWER                   -0-
                                        --------- ----------------------------------------------------------------------------
                NUMBER                     6      SHARED VOTING POWER
                  OF                                       4,300 shares, which are directly owned by ICP5 Side Fund.  ICP
                SHARES                                     Management 5 is the general partner of ICP5 Side Fund.
             BENEFICIALLY
            OWNED BY EACH
              REPORTING
                PERSON
                 WITH
                                        --------- ----------------------------------------------------------------------------
                                           7      SOLE DISPOSITIVE POWER              -0-
                                        --------- ----------------------------------------------------------------------------
                                           8      SHARED DISPOSITIVE POWER
                                                           4,300 shares (see response to Item 6)
----------- ------------------------------------------------------------------------------------------------------------------
    9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                                                                                                4,300 shares
----------- ------------------------------------------------------------------------------------------------------------------
    10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                                                                        [ ]
----------- ------------------------------------------------------------------------------------------------------------------
    11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                            0.023%

----------- ------------------------------------------------------------------------------------------------------------------
    12      TYPE OF REPORTING PERSON*                                                                                      PN
----------- ------------------------------------------------------------------------------------------------------------------

                                             *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).        NAME OF ISSUER:

                  Geoworks Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  960 Atlantic Avenue
                  Alameda, CA  94501

ITEM 2(a), (b), (c).       NAME OF PERSON FILING,  ADDRESS OF PRINCIPAL BUSINESS
                           OFFICE OR, IF NONE, RESIDENCE, AND CITIZENSHIP:

                  This statement is being filed by Integral Capital Management IV, LLC, a Delaware limited liability company ("ICM4"), Integral Capital Partners NBT, LLC, a Delaware limited liability company ("Integral NBT"),
Integral Capital Management V, LLC, a Delaware limited liability company ("ICM5"), and ICP Management V, LLC, a Delaware limited liability company ("ICP Management 5"). The principal business address of ICM4, Integral NBT, ICM5 and ICP Management 5 is 2750 Sand Hill Road, Menlo Park, California 94025.

                  ICM4 is the general partner of Integral Capital Partners IV, L.P., a Delaware limited partnership ("ICP4"). Integral NBT is the general partner of Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership ("Side Fund"). ICM5 is the general partner of Integral Capital Partners V, L.P., a Delaware limited partnership ("ICP5"). ICP Management 5 is the general partner of Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund"). With respect to ICM4, Integral NBT, ICM5 and ICP Management 5, this statement relates only to ICM4's, Integral NBT's, ICM5's and ICP Management 5's indirect, beneficial ownership of shares of Common Stock of the Issuer (the "Shares"). The Shares have been purchased by ICP4, Side Fund, ICP5 and ICP5 Side Fund, and none of ICM4, Integral NBT, ICM5 or ICP Management 5 directly or otherwise hold any Shares. Management of the business affairs of ICM4, Integral NBT, ICM5, and ICP Management 5, including decisions respecting disposition and/or voting of the Shares, resides in a majority of the general partners or managers of ICM 4, Integral NBT, ICM5 and ICP Management 5, respectively, such that no single general partner of ICM4, Integral NBT, ICM5, or ICP Management 5 has voting and/or dispositive power of the Shares.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  373692 10 2


                                                                                                 Page 11 of 18

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON
FILING IS A:

         (a)      [    ]   Broker or dealer registered under Section 15 of the Exchange Act.
         (b)      [    ]   Bank as defined in Section 3(a)(6) of the Exchange Act.
         (c)      [    ]   Insurance company as defined in Section 3(a)(19) of the Exchange Act.

         (d)      [ ]  Investment  company  registered  under  Section  8 of the
                  Investment Company Act.

         (e)      [  ]  An   investment   adviser   in   accordance   with  Rule
                  13d-1(b)(1)(ii)(E);

         (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

         (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

         (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                  Company Act;

         (j)      [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box. [ X ].

ITEM 4. OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         A.       Integral Capital Management IV, LLC ("ICM4")

                  (a)      Amount Beneficially Owned:  715,590
                  (b)      Percent of Class: 3.84%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 715,590
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 715,590

         B.       Integral Capital Partners NBT, LLC ("Integral NBT")

                  (a)      Amount Beneficially Owned:  3,360
                  (b)      Percent of Class:  0.018%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote:  3,360
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition:  3,360



                                                                                                      Page 12 of 18

         D.       Integral Capital Management V, LLC ("ICM5")

                  (a)      Amount Beneficially Owned:  361,750
                  (b)      Percent of Class:  1.94%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 361,750
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 361,750

         E.       ICP Management V, LLC ("ICP Management 5")

                  (a)      Amount Beneficially Owned:  4,300
                  (b)      Percent of Class: 0.023%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 4,300
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 4,300

         F.       Integral Capital Partners IV, L.P.

                  (a)      Amount Beneficially Owned:  715,590
                  (b)      Percent of Class: 3.84%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 715,590
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 715,590

         G.       Integral Capital Partners IV MS Side Fund, L.P.

                  (a)      Amount Beneficially Owned:  3,360
                  (b)      Percent of Class:  0.018%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 3,360
                           3.    Sole power to dispose or to direct the disposition:  -0-
4.       Shared power to dispose or to direct the disposition: 3,360


         H.       Integral Capital Partners V, L.P. ("ICP5")

                  (a)      Amount Beneficially Owned:  361,750
                  (b)      Percent of Class:  1.94%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 361,750
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 361,750


                                                                                                      Page 13 of 18


         I.       Integral Capital Partners V Side Fund, L.P. ("ICP5 Side Fund")

                  (a)      Amount Beneficially Owned:  4,300
                  (b)      Percent of Class: 0.023%
                  (c)      Number of shares as to which such person has:
                           1.    Sole power to vote or to direct vote:  -0-
                           2.    Shared power to vote or to direct vote: 4,300
                           3.    Sole power to dispose or to direct the disposition:  -0-
                           4.    Shared power to dispose or to direct the disposition: 4,300

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFCATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10. CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 2000

                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC



                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            ICP MANAGEMENT V, LLC



                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                INTEGRAL CAPITAL PARTNERS IV, L.P.

                                By Integral Capital Management IV, LLC,
                                its General Partner


                                By         /s/ John A. Powell
                                   --------------------------------------------
                                         John A. Powell
                                         a Manager

                                INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                                By Integral Capital Partners NBT, LLC
                                its General Partner


                                By         /s/ John A. Powell
                                   --------------------------------------------
                                         John A. Powell
                                         a Manager

                                INTEGRAL CAPITAL PARTNERS V, L.P.

                                By Integral Capital Management V, LLC,
                                its General Partner


                                By         /s/ John A. Powell
                                   --------------------------------------------
                                         John A. Powell
                                         a Manager

                                INTEGRAL CAPITAL PARTNERS V SIDE
                                FUND, L.P.

                                By ICP Management V, LLC,
                                its General Partner


                                By         /s/ John A. Powell
                                   --------------------------------------------
                                         John A. Powell
                                         a Manager

                                  EXHIBIT INDEX
                                  -------------


                                                               Found on
                                                               Sequentially
Exhibit                                                        Numbered Page
-------                                                        -------------

Exhibit A:        Agreement of Joint Filing                         17

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(k)(1) of the Act the statement dated July 7, 2000 containing the information required by Schedule 13G, for the 1,085,000 Shares of capital stock of Geoworks Corporation. held by Integral Capital Partners IV, L.P., a Delaware limited partnership, Integral Capital Partners IV MS Side Fund, L.P., a Delaware limited partnership, Integral Capital Partners V, L.P., a Delaware limited partnership, and Integral Capital Partners V Side Fund, L.P.

Date:  July 7, 2000

                                            INTEGRAL CAPITAL MANAGEMENT IV, LLC


                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            INTEGRAL CAPITAL PARTNERS NBT, LLC


                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            INTEGRAL CAPITAL MANAGEMENT V, LLC


                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                                            ICP MANAGEMENT V, LLC



                                            By         /s/ John A. Powell
                                               --------------------------------
                                                     John A. Powell
                                                     a Manager

                              INTEGRAL CAPITAL PARTNERS IV, L.P.

                              By Integral Capital Management IV, LLC,
                              its General Partner


                              By         /s/ John A. Powell
                                   --------------------------------------------
                                       John A. Powell
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS IV MS SIDE FUND, L.P.

                              By Integral Capital Partners NBT, LLC,
                              its General Partner


                              By         /s/ John A. Powell
                                   --------------------------------------------
                                       John A. Powell
                                       a Manager


                              INTEGRAL CAPITAL PARTNERS V, L.P.

                              By Integral Capital Management V, LLC,
                              its General Partner


                              By         /s/ John A. Powell
                                   --------------------------------------------
                                       John A. Powell
                                       a Manager

                              INTEGRAL CAPITAL PARTNERS V SIDE
                              FUND, L.P.

                              By ICP Management V, LLC,
                              its General Partner


                              By         /s/ John A. Powell
                                   --------------------------------------------
                                       John A. Powell
                                       a Manager